                                                                  Exhibit 99.1



CONTACTS:
---------

(MEDIA):          TONY LENTINI              (713/296-6227)
                  BILL MINTZ                (713/296-7276)

(INVESTOR):       ROBERT DYE                (713/296-6662)

(WEB SITE):       WWW.APACHECORP.COM


                                         FOR RELEASE AT 3:00 P.M. CENTRAL TIME


                   APACHE TO ACQUIRE SHELL CANADA ASSETS
             WITH 87.5 MMBOE PROVED RESERVES FOR US$524 MILLION

         Houston, Oct. 5, 1999 - Apache Corporation (NYSE: APA) today announced a definitive agreement to acquire producing properties and other assets in the provinces of Alberta, British Columbia and Saskatchewan, Canada, with proved reserves of 87.5 million barrels of oil equivalent (MMboe) from Shell Canada Limited for C$770 million (US$524 million at current exchange rates).

         The purchase, through Apache's wholly-owned subsidiary Apache Canada Ltd., also includes 294,294 net acres of undeveloped leaseholdings, 100 percent interest in a gas processing plant with a potential capacity of 160 million cubic feet (MMcf) per day, and 52,700 miles of 2-D seismic and 884 square miles of 3-D seismic, ranking among the largest proprietary seismic data banks in Canada.

         The transaction will be effective Nov. 1, 1999, and is expected to close no later than Nov. 30, subject to U.S. and Canadian regulatory approvals.

                                   -more-

APACHE TO ACQUIRE SHELL CANADA ASSETS - ADD 1


         Apache plans to fund the purchase by drawing down debt on its $1 billion global credit facility, bringing the company's debt-to-capitalization ratio to an estimated 42 percent. The company noted that the acquisition is expected to add immediately, on a per-share basis, to its reserves, production, earnings and cash flow.

         The producing properties, primarily located in Alberta, total 150,040 net acres and comprise 20 fields, 11 of which are Shell-operated, with an average working interest of 55 percent. Net production in June 1999 averaged 13,386 barrels per day of crude oil and natural gas liquids and
45.2 MMcf per day of natural gas. Lifting costs average US$2.23 per barrel of oil equivalent. At current production rates, the assets have an 11.5-year reserve life.

         The properties' proved reserves comprise approximately 67 million barrels of crude oil, 5.8 million barrels of natural gas liquids and 88 billion cubic feet of natural gas.

         "This is a strategic step for Apache in Canada," said G. Steven Farris, president and chief operating officer. "With its quality production, large prospective acreage position and proprietary seismic data base--along with the unprecedented opportunity to add a quality team of Shell technical personnel--this acquisition transforms our Canadian region into a substantial growth area.

         "In addition to supplying the capital needed for the fields to realize their potential, we expect the combination of our existing staff and our new Shell team to generate more than 20 exploration prospects a year," Farris said. He said Apache intends to offer positions to most of the Shell employees associated with their Plains Business Unit.

         "We hope to spud at least 10 exploratory wells on the acquired properties in the next six months," Farris said.

         The acquisition will boost Apache's daily production of liquid hydrocarbons in Canada fivefold (from 2,700 barrels per day) and increase the company's daily natural gas production there 47 percent (from 98 MMcf per day) above second-quarter 1999 levels.

                                   -more-

APACHE TO ACQUIRE SHELL CANADA ASSETS - ADD 2

         Apache Chairman and Chief Executive Raymond Plank said, "Including this transaction, we've acquired about US$1.4 billion in assets this year. We believe there is an unprecedented opportunity to buy quality North American properties, and Apache intends to remain a significant player."

         Apache Corporation is an oil and gas independent with operations in North America, Egypt, Western Australia, Poland and the People's Republic of China. Its common shares are traded on the New York and Chicago stock exchanges.

         This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, but without limitation, expectations, beliefs, plans and objectives regarding Apache's closing of the purchase, obtaining regulatory approvals, earnings, cash flow, production, reserves, exploration prospects, capital investment, capitalization and future acquisitions. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.

                                   -end-


LISTEN TO A LIVE WEBCAST OF APACHE'S CONFERENCE CALL DISCUSSING THIS ANNOUNCEMENT AT HTTP://WWW.VIDEONEWSWIRE.COM/APACHE/100599/. IF YOU ARE UNABLE TO PARTICIPATE DURING THE LIVE WEBCAST, THE CALL WILL BE ARCHIVED AT THE SAME WEB SITE.